                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. [_])

     Filed by the registrant [X]
     Filed by a party other than the registrant [_]
     Check the appropriate box:
     [_] Preliminary proxy statement
     [_] Confidential, for use of the Commission only
         (as permitted by Rule 14a-6(e)(2))
     [X] Definitive proxy statement
     [_] Definitive additional materials
     [_] Soliciting material pursuant to Rule 14(a)-11(c) or Rule 14a-12

                                 TDK Mediactive, Inc.
               (Name of Registrant as Specified in Its Charter)

                   Board of Directors of TDK Mediactive, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     [X] No fee required
     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

         (5) Total fee paid:

--------------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

--------------------------------------------------------------------------------

         (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

         (3) Filing Party:

--------------------------------------------------------------------------------

         (4) Date Filed:

--------------------------------------------------------------------------------

                                  [LOGO] TDK(R)
                                 mediactive(TM)

                                                               November 12, 2001

Dear Stockholder:

     We cordially invite you to attend our 2001 Annual Meeting of Stockholders, which will be held on Monday, December 10, 2001, at 10:00 a.m. at the Warner Center Marriott Hotel located at 21850 Oxnard Street, Woodland Hills, California 91367.

     The matters to be acted upon at the Annual Meeting are described in the accompanying Notice of 2001 Annual Meeting of Stockholders and Proxy Statement. Included with the Proxy Statement is a copy of our 2001 Annual Report to Stockholders.

     Your vote is important regardless of the number of shares you own. Accordingly, we urge you to complete, sign date and return your proxy card promptly in the enclosed postage-paid envelope. The fact that you have returned your proxy card in advance will assure representation of your shares but will not affect your right to vote in person should you attend the Annual Meeting.

     Following completion of the scheduled business, we will report on our operations and plans and answer questions from the floor. We hope that you will be able to join us on December 10, 2001.

                                                         Very truly yours,


                                                         VINCENT J. BITETTI
                                                         Chief Executive Officer

                              TDK MEDIACTIVE, INC.

                  NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS
                         To be held on December 10, 2001

To the Stockholders of TDK Mediactive, Inc.:

     The 2001 Annual Meeting of Stockholders of TDK Mediactive, Inc. (the "Company") will be held on Monday, December 10, 2001, at 10:00 a.m. at the Warner Center Marriott Hotel located at 21850 Oxnard Street, Woodland Hills, California 91367, for the following purposes:

     1. To elect seven directors of the Board of Directors of the Company, each to hold office for a term ending in December 2002 or when their successors are duly elected and qualified;

     2. To ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for the fiscal year ended March 31, 2002; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only stockholders of record as shown on the books of the Company at the close of business on November 1, 2001, the record date and time fixed by the Board of Directors, will be entitled to vote at the Annual Meeting and any adjournment thereof.

     In this package you will find the Proxy, Notice of 2001 Annual Meeting, Proxy Statement and our Annual Report for the fiscal period ended March 31, 2001. All stockholders are cordially invited to attend the meeting.

                                             By Order of the Board of Directors

November 12, 2001                            EUGENE CODE
Calabasas, California                        Secretary

PLEASE SIGN, DATE AND RETURN YOUR PROXY AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                              TDK MEDIACTIVE, INC.
                           26115 Mureau Road, Suite B
                           Calabasas, California 91302

                                   __________

                                 PROXY STATEMENT

                                   __________

                               GENERAL INFORMATION

Solicitation of Proxies

         We are providing these materials to you in connection with the solicitation of proxies by the Board of Directors of TDK Mediactive, Inc. for use at our 2001 Annual Meeting of Stockholders and for any adjournment or postponement of the Annual Meeting. In this Proxy Statement, we refer to TDK Mediactive, Inc. as "the Company," "we", or "us."

         We are holding the Annual Meeting on Monday, December 10, 2001, at 10:00 a.m. at the Warner Center Marriott Hotel located at 21850 Oxnard Street, Woodland Hills, California 91367. The purpose of the Annual Meeting and the matters to be acted on there are set forth in the accompanying Notice of 2001 Annual Meeting of Stockholders.

         We are soliciting proxies by preparing and mailing the Notice of 2001 Annual Meeting of Stockholders, Proxy Statement and proxy to our stockholders of record as of the close of business on November 1, 2001. We expect to mail these materials to stockholders on or about November 12, 2001.

         The Company will bear all expenses incurred in connection with the solicitation of proxies for the Annual Meeting. The cost of making the solicitation includes the cost of preparing and mailing the Notice of 2001 Annual Meeting of Stockholders, Proxy Statement and proxy and the payment of charges imposed by brokerage houses and other custodians, nominees and fiduciaries for forwarding documents to stockholders. In certain instances, officers of the Company may make special solicitations of proxies either in person or by telephone. Expenses incurred in connection with special solicitations are expected to be nominal.

Voting and Revocation of Proxies

         A stockholder giving a proxy on the enclosed form may revoke it at any time prior to the actual voting at the 2001 Annual Meeting by filing written notice of the termination of the appointment with an officer of the Company, by attending the Annual Meeting and voting in person or by filing a new written appointment of a proxy with an officer of the Company. The revocation of a proxy will not affect any vote taken prior to the revocation.

         Unless a proxy is revoked or there is a direction to abstain on one or more proposals, it will be voted on each proposal and, if a choice is made with respect to any matter to be acted upon, in accordance with such choice. If no choice is specified, the proxies intend to vote the shares represented thereby to approve Proposal Nos. 1 and 2 as set forth in the accompanying Notice of 2001 Annual Meeting of Stockholders, and in accordance with their best judgment on any other matters that may properly come before the Annual Meeting.

Voting at the Annual Meeting

         Only stockholders of record at the close of business on November 1, 2001 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On November 1, 2001, there were outstanding 22,876,832 shares of common stock. Each share of common stock is entitled to one vote on the matters to be presented at the Annual Meeting.

         A majority of the votes entitled to be cast on matters to be considered at the Annual Meeting, present in person or by proxy, will constitute a quorum at the Annual Meeting. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for all other matters. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum. "Broker nonvotes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker nonvotes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority. The effect of broker nonvotes on the specific items to be brought before the Annual Meeting is discussed under each item.

         A list of those stockholders entitled to vote at the Annual Meeting will be available for a period of ten days prior to the Annual Meeting for examination by any stockholder at the Company's principal executive offices, 26115 Mureau Road, Suite B, Calabasas, California 91302, and at the Annual Meeting.

                                   Proposal 1

                              ELECTION OF DIRECTORS

General Information

         Directors are elected to serve a term ending on the date of the next annual meeting of stockholders. Directors being elected at the Annual Meeting will serve until the Company's next annual meeting of stockholders, currently scheduled to be held in July 2002, or until their successors have been duly elected and qualified.

Vote Required

         The seven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker nonvotes and instructions on the accompanying proxy to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

                      THE BOARD RECOMMENDS A VOTE "FOR"
           THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED BELOW.

Information Regarding Nominees

         All nominees have consented to serve if elected, but if any becomes unable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee. The stockholders have previously elected director nominees Kenichi Aoshima, Vincent J Bitetti, Masatoshi Shikanai, Shin Tanabe and John T. Wholihan. The remaining director nominees, Frank J. Intiso and Dennis J. Kenny, were appointed to fill vacancies on the Board of Directors. The name, age, business experience and offices held by each director nominee are as follows:

         Kenichi Aoshima, age 56, has been the President and a director of TDK USA Corporation ("TDK USA") since 1995. Mr. Aoshima has been a director of the Company since November 2000.

         Vincent J. Bitetti, age 46, in 1989 founded Sound Source Interactive, Inc., a California corporation that now is a wholly owned subsidiary of the Company, and served as the President of that company from its formation. For the period from the acquisition by the Company of the subsidiary in 1994 until November 12, 1999, Mr. Bitetti served as the Chairman of the Board and Chief Executive Officer and as a director of the Company. Effective November 12, 1999, Mr. Bitetti resigned as Chairman of the Board of the Company. Mr. Bitetti has been a director and the Chief Executive Officer of the Company since 1994.

         Dennis J. Kenny, age 65, has been independently employed as a legal consultant since April 1998. Previously, he served in various legal and executive capacities with Transamerica Leasing Inc. for 29 years, ultimately acting as its Senior Vice President, General Counsel and Assistant Secretary and as a member of its Board of Directors. Mr. Kenny was appointed to fill a vacancy on the Board in September 2001.

     Frank J. Intiso, age 54, was appointed President and Chief Operating Officer of Falcon Holding Group, Inc. in 1995. Between 1982 and 1996, Mr. Intiso held the positions of Executive Vice President and Chief Operating Officer of Falcon, with responsibility for the day-to-day operations of all cable television systems under the management of Falcon. During this time period, all areas of Falcon, including finance, marketing engineering, human resources, regulatory and governmental affairs reported directly to Mr. Intiso. Prior to joining Falcon, Mr. Intiso worked for eight years at an international accounting firm, in their audit, tax, and consulting departments. Mr. Intiso has also taught various business courses at California State University-Northridge
(CSUN). Mr. Intiso holds a Bachelor of Science degree from CSUN, a Master Degree in Business Administration from UCLA, and is a certified public accountant. Mr. Intiso was appointed to fill a vacancy on the Board in March 2001.

     Masatoshi Shikanai, age 52, has been the General Manager of TDK Recording Media & Solutions Business Group since October 1, 2001. Mr. Shikanai was President of TDK Recording Media Europe S.A. for the period April 1999 to October 2001. He served as TDK Europe's Executive Vice-President, General Manager of Sales Division from April 1995 to April 1999, and as TDK Europe's Executive Director Corporate Strategies from January 1990 to March 1995. Mr. Shikanai has been a director of the Company since November 2000.

     Shin Tanabe, age 48, has been an Executive Director of TDK Europe since April 1999, where he is responsible for a dedicated business unit for the entertainment software business established in April 1999. He served as TDK Europe's Recording Media Sales Executive Director from June 1995 to March 1999, and TDK Europe's Recording Media Marketing Director from June 1991 to May 1995. Mr. Tanabe has been a director of the Company since November 2000 and the President of the Company since December 19, 2000.

     John T. Wholihan, age 63, has been Dean of the College of Business Administration at Loyola Marymount University since 1984. Previously, he served for five years as an Associate Dean at Bradley University, where he also served as Director of the MBA Program and as Director of the Small Business Institute. During this period, he also taught in the areas of strategic management and international business. He was a Fulbright Scholar in Brazil in 1977. Mr. Wholihan holds a B.S. from the University of Notre Dame, an MBA from Indiana University and a Ph.D. from The American University. He has published numerous articles and other scholarly works. He is a member of several academic associations and honor societies, including the Academy of Management, the Small Business Institute Directors Association, Beta Gamma Sigma and Alpha Sigma Nu. He currently is President of the Western Association of Collegiate Schools of Business. He is past President of the Association of Jesuit Colleges and Universities - Business Deans. He was the founding President of the International Association of Jesuit Business Schools. He is a member of the Rotary Club of Los Angeles, the Financial Executives Institute and the Jonathan Club. He has served on the Board of Directors of several small companies and currently is a member of the Board of Trustees of the TIP Funds, a family of publicly traded mutual funds. He is the immediate past Chairman of the Board of Notre Dame Academy in Los Angeles. Mr. Wholihan has been a director of the Company since April 1998.

                                   Proposal 2

                      RATIFICATION OF INDEPENDENT AUDITORS

            THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE
                       APPOINTMENT OF BDO SEIDMAN, LLP AS
               THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 2002

     The Board of Directors, upon recommendation of its Audit Committee, has appointed BDO Seidman, LLP as independent auditors of the Company with respect to its operations for fiscal 2002, and has further directed that management submit such appointment for ratification by the holders of the Common stock. In taking this action, the members of the Board and the Audit Committee considered carefully BDO Seidman, LLP's reputation in providing accounting services to other companies in the software industry, its independence with respect to the services to be performed, its general reputation for adherence to professional auditing standards and the performance of BDO Seidman, LLP during the audit of the Company's consolidated financial statements for the nine months ended March 31, 2001. Representatives of the firm will be present at the Annual Meeting to make a statement if they desire to do so and to answer appropriate questions that may be asked by stockholders.

     Stockholder ratification of the selection of BDO Seidman, LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. The Board, however, is submitting the selection of BDO Seidman, LLP to the stockholders for ratification as a matter of good corporate practice. Therefore, there will be presented at the Annual Meeting a proposal for the ratification of this appointment, which the Board of Directors believes is advisable and in the best interests of the stockholders. If the appointment of BDO Seidman, LLP is not ratified, the matter of the appointment of independent public accountants will be considered by the Board of Directors. For information concerning the fees we paid to BDO Seidman, LLP during the nine months ended March 31, 2001, see OTHER MATERS--Fees Paid to Independent Auditors.

     On November 29, 1999, Deloitte & Touche LLP resigned as the principal accountant to audit the Company's financial statements. The reports of Deloitte & Touche LLP on the Company's financial statements for years ended June 30, 1998 and 1999 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to, audit scope, or accounting principles. The report of Deloitte & Touche LLP on the Company's June 30, 1999 financial statements included an explanatory paragraph regarding the Company's ability to continue as a going concern.

     During the Company's fiscal years ended June 30, 1999 and June 30, 1998, and the period subsequent to June 30, 1999 preceding the resignation of Deloitte & Touche LLP, there was no disagreement between the Company and of Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused of Deloitte & Touche LLP to make a reference to the subject matter of the disagreement in connection with its report on the Company's financial statements.

     By letter dated September 10, 1999 (the "Management Letter"), of Deloitte & Touche LLP advised the Company and the Audit Committee of the Company's Board of Directors that in planning and performing their audit for the year ended June 30, 1999, they had noted certain matters involving the Company's internal controls and its operations that they considered to be material weaknesses under standards established by the American Institute of Certified Public Accountants. Material weaknesses involve matters coming to their attention in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. The following material weaknesses were noted in the Management Letter: production and distribution contracts were not evaluated to determine if the related prepaid royalty asset was realizable; and the recoverability of inventory was not adequately evaluated, and the related inventory reserves were not appropriately adjusted as necessary.

     The Audit Committee discussed each of the material weaknesses described in the Management Letter with of Deloitte & Touche LLP. The Company did not disagree with of Deloitte & Touche LLP's identification of material weaknesses. The Company subsequently selected BDO Seidman, LLP as successor accountant to audit the Company's financial statements. The Company authorized of Deloitte & Touche LLP to respond fully to the inquiries of the successor accountant regarding the matters addressed in the Management Letter.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information known to the Company with respect to beneficial ownership of our common stock as of November 1, 2001 by (i) each of our current directors and director nominees and the Named Executives (as defined below), (ii) all of our directors, director nominees and Named Executives and other executive officers as a group and (iii) each person who is known to us to own, of record or beneficially, more than five percent of our common stock. Where the persons listed have the right to acquire additional shares of common stock through the exercise of options or warrants within 60 days, such additional shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by such persons, but are not deemed to be outstanding for the purpose of computing the percentage ownership interests of any other person. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned.

                                                       Shares Beneficially Owned
                                                       -------------------------
     Name and Address of Beneficial Owner (1)            Shares     Percent(2)
     ----------------------------------------            ------     ----------
     Directors
     Kenichi Aoshima ..............................        0                *
     Vincent J. Bitetti ...........................   1,409,634(3)        6.12%
     Frank J. Intiso ..............................        0                *
     Dennis J. Kenny ..............................        0                *
     Masatoshi Shikanai ...........................        0                *
     Shin Tanabe ..................................      10,000             *
     John T. Wholihan .............................      18,500(4)          *

     Other Executive Officers
     Tanya Baker ..................................      54,114(5)          *
     Martin G. Paravato ...........................      85,000(6)          *

     All directors, named executives and
     executive officers as a group (10 persons) ...   1,587,254(7)        6.85%

     Other Beneficial Owners
     TDK USA Corporation ..........................  16,667,000(8)       72.86%
     TDK Corporation ..............................  16,667,000(8)       72.86%
 1
     -----------------------
     *Less than one percent.

     (1) The address of the Company's current directors, director nominees and other executives is 26115 Mureau Road, Suite B, Calabasas, California 91302. The address of TDK USA Corporation is 901 Franklin Avenue, Garden City, New York 11530. The address of TDK Corporation is 1-13-1, Nihonbashi, Chuo-ku, Tokyo 103, Japan.

     (2) Based on 22,876,832 shares of common stock outstanding. Except as otherwise set forth in the footnotes to this table, all shares are beneficially owned and sole investment and voting power is held by the persons named above, to the best of the Company's knowledge. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of November 1, 2001 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person

     (3) Includes 175,000 shares of common stock issuable to Mr. Bitetti upon exercise of options. Also includes 100,000 shares of common stock that Eric H. Winston is entitled to acquire from Mr. Bitetti pursuant to an option.

     (4) Includes 17,500 shares of common stock issuable upon exercise of options.

     (5) Includes 25,000 shares of common stock issuable upon exercise of options.

     (6) Includes 55,000 shares of common stock issuable upon exercise of options.

     (7) Includes 282,506 shares of common stock issuable upon exercise of options.

     (8) Based on information set forth in the Schedule 13D/A filed jointly by TDK Corporation and TDK USA with the Securities and Exchange Commission on December 7, 2000, such shares are owned of record by TDK USA, a wholly owned subsidiary of TDK Corporation. Excludes all shares of common stock beneficially owned by Vincent J. Bitetti, as to which Mr. Bitetti has granted TDK USA an irrevocable proxy that TDK USA is not currently entitled to exercise.

                         BOARD AND COMMITTEE GOVERNANCE

Board Committees

     The Board of Directors currently has appointed four standing committees: the Audit Committee, the Compensation Committee, the Strategic Planning Committee and the Conflicts Committee.

     The Audit Committee currently consists of Messrs. Intiso, Kenny and Wholihan. The Audit Committee's purpose is to recommend the appointment of an independent auditor for the Company, review the scope of the audit, examine the auditor's reports, make appropriate recommendations to the Board of Directors as a result of such review and examination and make inquiries into the effectiveness of the financial and accounting functions and controls of the Company. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Exhibit A.

     The Compensation Committee consists of Messrs. Aoshima, Shikanai and Wholihan. It is responsible for reviewing and setting the compensation of executive officers of the Company and for administering the Company's stock option plans.

     The Strategic Planning Committee consists of Messrs. Bitetti, Tanabe and Wholihan. The Strategic Planning Committee is responsible for overseeing the development of the Company's strategic planning process.

     The Conflicts Committee consists of Messrs. Intiso, Kenny and Wholihan. The Conflicts Committee is responsible for evaluating and approving transactions between the Company and TDK USA and its affiliated entities.

Board and Committee Meetings

         In fiscal 2001, the Board of Directors held five meetings. Board committees met as follows during fiscal 2001: the Compensation Committee did not meet, the Audit Committee met once, the Strategic Planning Committee did not meet and the Conflicts Committee met once. During the period, all of the directors attended or participated in more than 75 percent of the aggregate of the (i) total number of meetings of the Board of Directors and (ii) the total number of meetings held by all Committees of the Board on which each such director served, except for Mr. Shikanai, who attended 33 percent of such meetings.

Report of the Audit Committee

         The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the nine-month period ended March 31, 2001 with the Company's management, and has discussed the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees) with the representatives of BDO Seidman, LLP, the Company's independent auditors. The independent auditors have provided a written disclosure to the Audit Committee in compliance with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed the auditors' independence with BDO Seidman, LLP. Based on the review of the audited consolidated financial statements for the nine-month period ended March 31, 2001 and the discussions between the Audit Committee, the Company's management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the nine-month period ended March 31, 2001 be included in the Company's Annual Report to Stockholders and in the Company's Annual Report on Form 10-KSB, as filed with the Securities and Exchange Commission.

         The Audit Committee acts under a written charter that was first adopted and approved by the Company's Board of Directors on December 19, 2000, a copy of which is attached as Exhibit A. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who in their report express an opinion on the conformity of the Company's annual financial statements to generally accepted accounting principles.

                                                    Respectfully Submitted

                                                    THE AUDIT COMMITTEE
                                                    Kenichi Aoshima
                                                    Masatoshi Shikanai
                                                    John T. Wholihan

         As part of its duties, the Audit Committee also considered whether the provision of services other than audit services during fiscal year 2001 by BDO Seidman LLP, the Company's independent public accountants, is compatible with maintaining such firm as the Company's independent auditors. See OTHER MATTERS - Fees Paid to Independent Auditors.

                                  COMPENSATION

Compensation of Directors

       Prior to December 19, 2000, each of our non-employee directors was entitled to receive a director's fee of $15,000 per year. Thereafter, only non-employee directors who are not affiliated with TDK USA are entitled to receive a director's fee, which is payable at the rate of $5,000 per year. We reimburse all directors for out-of-pocket expenses incurred in connection with attendance at meetings. We paid all director fees accrued through June 30, 2000, which totaled $120,000 in the aggregate, in 333,888 shares of our common stock. The purchase price for the common stock issuable in payment of such director fees was $.3594 per share, which was the fair market value of the common stock on December 29, 1999, the date on which our stockholders approved our 1999 Director Stock Plan and the payment of the accrued directors' fees in shares of our common stock.

       In addition, pursuant to the 1999 Director Stock Plan, each non-employee director who is not affiliated with TDK USA receives nonqualified stock options to acquire 10,000 shares of common stock upon appointment as a director, and receives nonqualified stock options to acquire an additional 10,000 shares of common stock for each additional year that he or she continues to serve on the Board of Directors. Such options previously were granted pursuant to our Amended and Restated 1995 Stock Option Plan. Each such option vests and becomes exercisable as to 50 percent of the shares subject to the option on the first anniversary date of the grant and as to the remaining 50 percent of such shares on the second anniversary date of the grant, and expires on the earlier of ten years from the date the option was granted, the expiration of the applicable option plan or three weeks after the optionee ceases to be a director. The exercise price of such options is equal to 100 percent of the fair market value of the common stock subject to the option on the date on which such options are granted. Each option is subject to the other provisions of the applicable option plan.

Executive Compensation

         Summary Compensation. The following table sets forth information concerning compensation of the Company's Chief Executive Officer and each of its other executive officers and/or other most highly compensated employees who received salary and bonus compensation in excess of $100,000 for the fiscal years ended June 30, 1999 and 2000 and for the nine months ended March 31, 2001 (the "Named Executives").

                                                 Summary Compensation Table

                                                    Annual Compensation             Long-Term Compensation
                                                    -------------------             ----------------------
                                        Fiscal                                 Stock Options        All Other
Name and Principal Position (1)           Year        Salary      Bonus (2)       Shares          Compensation (3)
-------------------------------           ----        ------      ---------       ------          ----------------
Vincent J. Bitetti ...................   2001       $286,349     $ 45,542         500,000            $25,220
  Chief Executive Officer                2000        300,692       29,412               0             24,849
                                         1999        240,000      132,500               0             23,288

Shin Tanabe ..........................   2001         43,553                            0             23,070
  President                                                             0

 Martin G. Paravato ..................   2001         52,500            0               0              2,449
  Chief Financial Officer

Tanya Baker ..........................   2001         97,500       50,600               0              9,741
  Director of Sales                      2000        100,436            0          10,000             11,858
                                         1999         61,167            0          15,000              4,682

_____________________

(1) Mr. Tanabe and Mr. Paravato each became an employee during December 2000, and Ms. Baker became an employee during October 1998.

(2) The bonus paid in fiscal 1999 was earned in fiscal 1998 and $60,000 of the bonus was accrued in fiscal 1998.

(3)   The amounts in this column consist of the following:
      (a) personal use of Company car: Mr. Bitetti - $12,000 (2001), $12,000
          (2000), $12,000 (1999);
           Mr. Paravato $1,750 (2001); Ms. Baker - $3,600 (2001), $3,200 (2000),
           $1,400 (1999);

      (b) life insurance premiums: Mr. Bitetti - $8,920 (2001), $7,570 (2000), $6,358 (1999);

      (c)  medical insurance premiums: Mr. Bitetti - $8,920 (2001), $5,279
           (2000), $4,930 (1999);
           Mr. Paravato - $699 (2001); Ms. Baker - $6,541, (2001), $8,658
           (2000), $3,282 (1999). Mr. Tanabe received housing and moving allowances in amount of $23,070 (2001).

     Option Grants. The following table sets forth information regarding grants of options to and exercises of options by the Named Executives during the nine months ended March 31, 2001.

                               Option Grant Table

                                Number of             Percentage of
                                Securities            Total Options
                                Underlying              Granted to
                                 Options               Employees in        Exercised Base
         Name                    Granted               Fiscal Year              Price          Expiration Date
         ----                    -------               -----------              -----          ---------------
Vincent J. Bitetti             500,000(1)                 71.1%                $0.375              11/27/10
Shin Tanabe                          0                      -                     -                   -
Martin G. Paravato              75,000(2)                 10.7%                $0.281              12/27/10
Tanya Baker                          0                      -                     -                   -

--------------------
(1) The options vest in four equal annual installments commencing the first anniversary of the date of grant, which was November 27, 2000.

(2) The options vested as to 35,000 shares on December 18, 2000; will vest as to an additional 20,000 shares on December 1, 2001; and will vest as to the remaining 20,000 shares on December 1, 2002.

     Option Exercises and Holdings. The following table sets forth information concerning each exercise of a stock option during the nine months ended March 31, 2001 by each of the Named Executives and the number and value of unexercised options on March 31, 2001.

                          Option Exercises and Holdings

                                                                  Number of Shares        Value of Unexercised
                                                              Underlying Unexercised         in-the-Money
                               Number of                         Options at 3/31/01      Options at 3/31/01 (1)
                            Shares Acquired       Value            Exercisable /             Exercisable/
  Name                        On Exercise       Realized          Unexercisable              Unexercisable
  ----                        -----------       --------          -------------              -------------
  Vincent J. Bitetti               0              $0             50,000 / 500,000              $0 / $0
  Shin Tanabe                      0               0                  0 / 0                     0 /  0
  Martin G. Paravato               0               0             35,000 / 40,000                0 /  0
  Tanya Baker                      0               0             25,000 / 0                     0 /  0

--------------------
(1) Market value of the shares covered by in-the-money options on March 31, 2001, less the option exercise price.

 Employment Agreement With Vincent Bitetti

     On November 27, 2000, the Company entered into a four-year employment agreement with Vincent J. Bitetti pursuant to which Mr. Bitetti currently is compensated and serves as the Company's Chief Executive Officer. The employment agreement entitles Mr. Bitetti to receive an annual base salary of $253,000 effective November 27, 2000, subject to annual increases in accordance with the Consumer Price Index commencing on November 27, 2001. Pursuant to this employment agreement, Mr. Bitetti also is entitled to receive a bonus of up to $150,000 per annum based upon the Board of Directors' evaluation of his performance. The Board has determined that the amount of the bonus will be determined by reference to certain revenue and profitability criteria specified by it.

     Pursuant to his employment agreement, during fiscal 2001 Mr. Bitetti was granted options under the Company's 1995 Stock Option Plan to purchase 500,000 shares of common stock at an exercise price of $0.375 per share, of which options to purchase 125,000 shares vest each year over the four-year term of the employment agreement.

     Mr. Bitetti is entitled to receive certain fringe benefits under his employment agreement, including use of a Company automobile or automobile allowance, $5,000,000 in life insurance coverage and the right to participate in the Company's customary benefit plans. The employment agreement further entitles Mr. Bitetti to certain registration rights with respect to the common stock held by or issuable to him, including unlimited "piggyback" registration rights and the right to demand registration of such common stock on Form S-3, provided the Company is eligible to utilize such Form.

     Prior to entering into his current employment agreement, Mr. Bitetti was compensated in accordance with a restated employment agreement, dated as of April 24, 1998, which provided annual base salary of $240,000, subject to annual increases in accordance with the CPI commencing on April 27, 1999. Accordingly, Mr. Bitetti received annual base salary at the rate of $252,836 per annum for the period July 1, 2000 through November 27, 2000.

Compensation Committee Report on Executive Compensation

     The following report describes the policies pursuant to which compensation was paid to the Company's executive officers for performance during the nine months ended March 31, 2001.

     Compensation Philosophy and Approach. Generally, the Company seeks to attract, retain and motivate its executive officers through a combination of base salary, incentive awards based upon individual performance and stock option awards under the Company's 1995 Stock Option Plan and otherwise. The Board of Directors believes that a substantial portion of the aggregate annual compensation of each executive officer should be influenced by the performance of the Company and the individual contribution of the executive officer.

     Base Salaries. The Board of Directors believes that the base salaries of the Company's executive officers for fiscal 2001 were generally on a par with those for other comparable positions within the industry in which the Company competes. However, the Company places significant emphasis on incentive awards and stock option grants as a means of motivating and rewarding its management. The Board of Directors believes that this strategy provides optimal incentives for management to create long-term stockholder value.

     Incentive Compensation Payments. In addition to base pay, some of the Company's senior executives (including its Chief Executive Officer) are eligible to receive bonuses and stock option awards. Bonuses and stock options may be awarded, based upon the individual performance of each executive officer at the sole discretion of the Board of Directors. The cash bonuses paid by the Company to the Named Executives during fiscal 2001 are described under COMPENSATION - Executive Compensation - Summary Compensation, and the stock option grants made to the Named Executives during fiscal 2001 are described in COMPENSATION - Executive Compensation - Option Grants.

     Compensation of the Chief Executive Officer. The compensation policies applicable to the Company's Chief Executive Officer are similar to those applicable to the Company's other executive officers. Mr. Bitetti has a four-year employment agreement with the Company effective as of November 27, 2000, which is described under COMPENSATION - Employment Agreement With Vincent
J. Bitetti. The Company entered into this long-term employment agreement because it believed that securing Mr. Bitetti's services was important for the success of the Company and in the best interest of its stockholders.

     The Board of Directors believes that the overall compensation packages provided to the Company's Chief Executive Officer have been at the middle of the range for similar positions in the industry in which the Company competes. However, stock option grants provide a mechanism for the Chief Executive Officer, along with other senior executive officers of the Company, to benefit directly from strong management performance. Thus, a substantial portion of the Chief Executive Officer's total compensation is tied directly to the creation of stockholder value.

     The Report on Executive Compensation shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such Acts.

                                                     Respectfully Submitted

                                                     THE COMPENSATION COMMITTEE
                                                     Kenichi Aoshima
                                                     Masatoshi Shikanai
                                                     John T. Wholihan

Compensation Committee Interlocks and Insider Participation

     During the nine months ended March 31, 2001, the Company engaged in various transactions with its controlling stockholder, TDK USA, and with TDK Europe, an affiliate of TDK USA. These transactions are described under OTHER MATTERS - Certain Transactions. Kenichi Aoshima, who is a director of the Company, is the President and a director of TDK USA. Shin Tanabe, who is the President and a director of the Company, and Masatoshi Shikanai, who is a director of the Company, each are officers of TDK Europe.

                                  OTHER MATTERS

Performance Graph

     The following chart compares the cumulative total stockholder returns on shares of our common stock since July 1, 1996 to the cumulative total returns over the same period of the NASDAQ (U.S.) Market Index and JP Morgan H&Q Technology Index. The chart assumes that the value of the investment in shares of our common stock and each index was $100 at July 1, 1996, and that all dividends were reinvested

                      COMPARISON OF CUMULATIVE TOTAL RETURN

                                   [GRAPH]

     The stock price performance depicted in the above graph is not necessarily indicative of future price performance. This graph will not be deemed incorporated by reference in any filing by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates the graph by reference.

Certain Transactions

     TDK USA Stock Purchase. On September 8, 2000, the Company entered into a common stock purchase agreement with TDK USA. Pursuant to the TDK USA stock purchase agreement, on September 11, 2000, TDK USA acquired 4,750,000 shares of our common stock for an aggregate purchase price of $1,425,100, and on November 27, 2000 TDK USA acquired an additional 11,917,000 shares of our common stock for an aggregate purchase price of $3,575,000. Thus, pursuant to the TDK USA stock purchase agreement, TDK USA has purchased a total of 16,667,000 shares of our common stock at a purchase price of $.30 per share and an aggregate purchase price of $5,000,100. TDK USA is a wholly owned subsidiary of TDK Corporation, a publicly traded Japanese corporation.

     Contemporaneous with the second closing under the TDK USA stock purchase agreement, on November 27, 2000 we filed an amendment to our certificate of incorporation, which changed our name from "Sound Source Interactive, Inc." to "TDK Mediactive, Inc." and increased the number of our authorized shares of common stock from 20,000,000 to 50,000,000. Stockholder approval for the amendment to our certificate of incorporation was obtained by written consent of the holders of a majority of our outstanding common stock pursuant to Section 228 of the Delaware General Corporation Law. Also contemporaneous with the second closing under the TDK USA stock purchase agreement, on November 27, 2000 Richard Azevedo, Mark A. James and Samuel L. Poole each resigned as directors, and the resulting vacancies were filled by the appointment by the remaining directors of nominees designated by TDK USA. TDK USA currently owns approximately 73 percent of our outstanding common stock, and accordingly has the ability to elect our entire Board. The proceeds from the issuance of common stock to TDK USA have been used for general corporate purposes. Simultaneous with the first closing under the TDK USA stock purchase agreement, we entered into a registration rights agreement with TDK USA pursuant to which we granted to TDK USA certain registration rights with respect to the common stock purchased and owned by TDK USA pursuant to the TDK USA stock purchase agreement.

     Furthermore, simultaneous with the first closing under the TDK USA stock purchase agreement, we entered into a lock-up agreement with TDK USA and Vincent
J. Bitetti, our Chief Executive Officer, whereby Mr. Bitetti agreed to certain limitations on his rights to sell or otherwise transfer any common stock that he now owns or may acquire pursuant to options that he now holds. The lock-up agreement provides that until November 27, 2001, Mr. Bitetti may not sell or otherwise transfer any such common stock. These restrictions lapse as to 40% of such common stock owned by Mr. Bitetti on November 27, 2001; as to an additional one-third of such common stock held by Mr. Bitetti on November 27, 2002; as to an additional one-half of such common stock held by Mr. Bitetti on November 27, 2003; and as to all such remaining common stock held by Mr. Bitetti on November 27, 2004.

     As a result of the consummation of the initial closing under the TDK USA stock purchase agreement, the exercise price of our public warrants decreased from $4.40 to $3.31 per share, and the number of shares of common stock issuable upon exercise of each warrant increased from one share to 1.329305136 shares (or from 6,253,824 shares to 8,313,240 shares in the aggregate). As a result of the consummation of the second closing under the TDK USA stock purchase agreement, the exercise price of our public warrants decreased from $3.31 to $2.18 per share, and the number of shares of common stock issuable upon exercise of each warrant increased from 1.329305136 shares to 2.018348614 shares (or from 8,313,240 shares to 12,622,397 shares in the aggregate).

     On March 29, 2001 we entered into an $8.0 million loan and security agreement with TDK USA. The TDK USA loan and security agreement provides for a combination of cash advances and letters of credit relating to the purchase of product not to exceed an aggregate amount of $8.0 million and matures March 31, 2002. In connection with the TDK USA loan and security agreement, we granted TDK USA a security interest in substantially all our assets. The TDK USA loan and security agreement provides for interest to be paid monthly at the annual rate of the higher of (i) the rate designated as "London Interbank Offered Rate (LIBOR)" for a one-month period as published from time to time in The Wall Street Journal, Money Rates Section plus two percent or (ii) the rate designated as the "Prime Rate" as published from time to time in The Wall Street Journal, Money Rates Section plus one percent. On August 24, 2001, we entered into an amendment to the TDK USA loan and security agreement, whereby the amount available for borrowing was increased to $20 million. As of November 1, 2001, we had borrowed approximately $12.0 million under the TDK USA loan and security agreement.

     Commercial Relationships with TDK Europe. We have various republishing and distribution agreements with TDK Europe. During the nine months ended March 31, 2001, TDK Europe paid us $1,975,000 and during the year ended June 30, 2000, TDK Europe paid us $3,952,500 related to these agreements. Revenue is recognized either over a specified period of time or when delivery of certain products has occurred. During the nine months ended March 31, 2001, we recognized $1,690,000 of revenue related to these agreements, and during the year ended June 30, 2000 we recognized $437,500 of revenue related to these agreements. At March 31, 2001 we had deferred (unearned) revenue amounting to $5,102,500 related to these agreements.

     Voting Agreements. The composition of our Board of Directors previously was determined by certain agreements among the Company, our former principal stockholders (including ASSI, Inc. and Vincent J. Bitetti) and the underwriters for our initial public offering. All such agreements are now terminated.

     Vincent J. Bitetti has granted TDK USA an irrevocable proxy to vote, or to execute and deliver written consents or otherwise act with respect to, all shares of capital stock of the Company that he may own from time to time. However, TDK USA may not exercise such proxy unless its ownership interest in the Company is reduced below 50 percent.

Fees Paid to Independent Auditors

     Fees for all services provided by BDO Seidman, LLP for fiscal year 2001 are as follows:

     Audit Fees. Amounts billed by BDO Seidman, LLP related to the 2001 annual financial statement audit and reviews of quarterly financial statements were approximately $65,000.

     Financial Information Systems Design and Implementation Fees. No amounts were billed by BDO Seidman LLP in fiscal 2001 for financial information systems design and implementation services.

     All Other Fees. Amounts billed by BDO Seidman LLP for all other professional services in fiscal 2001 were approximately $16,000. These fees substantially relate to tax services and a registration statement.

Section 16(a) Beneficial Ownership Reporting Compliance

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company is required to identify any person who, at any time during fiscal year 2001, was a director of the Company, an executive officer of the Company or its subsidiaries, or a beneficial owner of more than 10% of the Common stock or any other person who was subject to Section 16(a) of the Exchange Act with respect to the Company that during fiscal 2001 and failed to file on a timely basis with the Securities and Exchange Commission any report required by Section 16(a) of the Exchange Act (which reports are on Form 3 (an initial report of beneficial ownership of common stock) and on Form 4 and Form 5 (relating to changes in beneficial ownership of common stock)). Based solely on a review of such Forms 3, 4 and 5, and amendments thereto, furnished to the Company by the reporting persons known to it, as required by Exchange Act Rule 16a-3(e), no reporting person that was required to comply with Section 16(a) of the Exchange Act during or with respect to fiscal 2001 failed to comply with such requirements, except as follows. Messrs. Aoshima, Shikanai and Tanabe each were late in the filing of the Forms 3 relating to their appointment as directors. None of such persons, however, beneficially owned any Company securities during the relevant periods. In addition, Mr. Intiso was late in the filing of the Form 3 relating to his appointment as a director, which indicated a grant of an option to purchase 10,000 shares of common stock. Martin Paravato was late in the filing of a Form 3 relating to his appointment as an executive officer and the grant of an option to purchase 75,000 shares of common stock. Vincent Bitetti was late in the filing of a Form 5, which indicated a grant of an option to purchase 500,000 shares of common stock. Frank Intiso and John Wholihan were late in the filing of Forms 5 indicating a grant to each of options to purchase 10,000 shares of common stock.

Stockholder Proposals for the 2002 Annual Meeting

     Because of the recent change in our fiscal year end from June 30 to March 31, we anticipate that in the future our annual meeting of stockholders will be held during the summer rather than the fall, as was our prior practice. We currently expect to hold our 2002 annual meeting of stockholders in July 2002. In order to be included in our proxy statement and form of proxy related to such meeting, stockholder proposals to be presented at the 2002 annual meeting of stockholders will be considered timely if received by us at our principal executive offices at 26115 Mureau Road, Suite B, Calabasas, California 91302, addressed to the attention of the Secretary, not later than February 28, 2002.

Other Matters to Come Before the Annual Meeting

     The Board of Directors of the Company does not intend to present any business at the Annual Meeting other than the matters specifically set forth in this Proxy Statement and knows of no other business to come before the Annual Meeting. However, on all matters properly brought before the Annual Meeting by the Board or by others, the persons named as proxies in the accompanying proxy will vote in accordance with their best judgment.

     It is important that your shares are represented and voted at the Annual Meeting, whether or not you plan to attend. Accordingly, we respectfully request that you sign, date and mail your Proxy in the enclosed envelope as promptly as possible.

                                   Appendix A

                                                                       Exhibit A

                             AUDIT COMMITTEE CHARTER

OPERATING CHARTER

     The Board of Directors (the "Board") of TDK Mediactive, Inc. (the "Company") has appointed an Audit Committee (the "Committee") pursuant to authorization by the Company's Bylaws. The objectives, composition and responsibilities of the Committee are as follows:

OBJECTIVES

     The primary objective of the Committee is to assist the Board in fulfilling its oversight responsibility relating to the company's internal controls and financial reporting practices. In addition, the Committee will maintain open lines of communication between the Board, management, internal auditor(s) and the Company's independent accountants on these matters.

COMPOSITION

     The Committee shall be comprised of three or more directors, each of whom shall have been determined by the Board to qualify as an "independent director" as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards (including the instructions thereto), Section 121(A) of the American Stock Exchange's listing standards or Rule 4200(a)(14) of the National Association of Securities Dealers listing standards. All members of the Committee shall have a working familiarity with basic finance and accounting practices and shall be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement. At least one member of the Committee shall have past employment experience in finance or accounting, the requisite professional certification in accounting or other comparable experience or background that results in his or her financial sophistication, including having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

     The members of the Committee shall be elected, from time to time, by the Board and shall hold office until their successors shall be duly elected and qualified or their earlier resignation or removal. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

RESPONSIBILITIES

     The Committee shall meet a minimum of two times per year and hold special meetings, as circumstances require. In addition, the Committee shall meet privately with the Company's independent accountants to review their findings and recommendations.

     The Committee shall report its activities to the full Board on a regular basis.

     The Committee shall recommend to the Board the selection of the independent accountants to audit the financial statements of the Company, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall ensure that it has received from the independent accountants a formal, written statement delineating all relationships between the accountants and the Company, consistent with Independent Standards Board Standard 1, and shall review and discuss with the accountants any disclosed relationships or services that may impact the objectivity and independence of the accountants and take, or recommend that the full Board take, appropriate action to oversee the independence of the outside accountants. The independent accountants shall be ultimately accountable to the Board and the Committee, as representatives of the stockholders, and the Board and the Committee shall have ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent accountants.

     The Committee shall review, annually, the audit plan of the Company's independent accountants.

     The Committee shall monitor the adequacy of the Company's internal controls by reviewing audit recommendations and management's response to actions to correct the identified deficiencies.

     The Committee shall review the Company's significant accounting principles and policies and any changes thereto.

     The Committee shall review and assess the adequacy of this Operating Charter on an annual basis.

     The Committee shall review the Company's annual audited financial statements and discuss such financial statements with management, and based upon such review and the discussions with management and the independent accountants referred to above, the Committee shall recommend to the Board whether or not the annual audited financial statements of the Company shall be included in the Company's Annual Report on Form 10-KSB for the relevant fiscal year.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Martin G. Paravato and Eugene Code, and each of them with full power of substitution, as his or her proxies to represent and vote, as designated below, all of the shares of the Common stock of TDK Mediactive, Inc., registered in the name of the undersigned on November 1, 2001, with the powers the undersigned would posses if personally present at the 2001 Annual Meeting of Stockholders to be held on Monday, December 10, 2001, at 10:00 a.m. at the Warner Center Marriott Hotel located at 21850 Oxnard Street, Woodland Hills, California 91367, and at any adjournment thereof, hereby revoking any proxy or proxies previously given.

1. ELECTION OF            FOR all nominees listed below [_]      WITHHOLD AUTHORITY [_]
   DIRECTORS:             (except as marked to the contrary      to vote for all nominees
                          below)                                 listed below

(To withhold authority to vote for any individual nominee strike a line
    --------
through the nominee's name below)


Kenichi Aoshima         Vincent J. Bitetti    Frank Intiso       Dennis J. Kenny

Masatoshi Shikanai      Shin Tanabe           John T. Wholihan

2. Proposal to ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for fiscal 2002:


       [_] For                    [_] Against                     [_] Abstain

     Discretionary authority is hereby granted with respect to such other matters as may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSAL #2 AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTERS TO COME BEFORE THE MEETING.

                                   Dated:_________________________________, 2001


                                   _____________________________________________
                                                   (Signature)

                                   _____________________________________________
                                               (Second signature)

                                   PLEASE DATE AND SIGN ABOVE exactly as your name appears at left, indicating where appropriate, official position or representative capacity.